Contact:

Vince Reardon
Sr. Director, Corporate Communications
& Investor Relations
Anadys Pharmaeuticals, Inc.
(858) 530-3653
vreardon@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS FOURTH QUARTER
AND YEAR-END 2005 FINANCIAL RESULTS

San Diego, Feb. 23, 2006 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel medicines for the treatment of hepatitis, other serious infections, and cancer, today reported its financial results for the fourth quarter and year ended December 31, 2005.

“The fourth quarter concluded a transformative year for Anadys, highlighted in June 2005 by our significant collaboration agreement with Novartis for ANA975 in hepatitis C and hepatitis B and marked by continuing progress in our clinical development programs,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer.

“Through our partnership with Novartis, we have placed the ANA975 program on firm clinical developmental and strategic pathways. In addition, we have selected ANA773, a novel Toll-Like Receptor-7 (TLR-7) agonist oral prodrug, as our next clinical development candidate addressing certain cancers. The ANA773 program demonstrates that, utilizing our TLR-7 platform, TLR biology and chemistry, preclinical assessment, and medicinal chemistry competencies, our discovery team has the ability to generate novel product candidates for disease indications with large unmet medical needs. In addition, we have recently completed dosing with ANA380 in a Phase II trial for the treatment of Hepatitis B. Finally, we anticipate filing two new INDs in 2006.”

2005 Highlights

•	Entered into Collaboration with Novartis to Develop and Commercialize ANA975 for HCV and HBV – Anadys received a $20 million upfront payment and a $10 million milestone payment for the U.S. Food and Drug Administration’s acceptance of Anadys’ IND application to evaluate ANA975. Anadys is eligible to receive up to an additional $540 million in regulatory and commercial milestone payments based on the successful development and commercialization of ANA975. The agreement also includes potential royalty payments for sales outside the U.S. and a 35 percent U.S. co-promotion option for Anadys.

•	Closed Follow-on Public Offering – Anadys closed a public offering of 5,750,000 shares of common stock. The aggregate gross proceeds of the offering, including the shares issued upon exercise of the over-allotment option, were $71.3 million. Net proceeds of the offering were $66.4 million.

•	Selected a Novel Toll-Like Receptor Oral Prodrug as Development Candidate for Cancer – Anadys selected ANA773, a novel Toll-Like Receptor-7 (TLR-7) agonist oral prodrug, for the Company’s next clinical development program. ANA773, which is wholly owned by Anadys , is being developed as an oral therapy for the treatment of certain cancers.

•	Progressed Clinical Trials of ANA975 – The Company completed Phase I clinical trials in healthy volunteers in the U.S. and Europe and has recently initiated a Phase Ib, placebo-controlled, multiple-dose clinical trial of orally-administered ANA975 designed to evaluate the safety and tolerability of ANA975 and the viral load reduction achieved in patients with chronic hepatitis C over 28 days.

•	Reported Activity of ANA380 in Phase II Clinical Trial for Hepatitis B Against Lamivudine- Resistant Strains— Anadys and LG Life Sciences, Ltd. reported positive data from a Phase II clinical trial of ANA380 in patients with lamivudine-resistant hepatitis B virus (HBV) infection at the 40th Annual Meeting of the European Association for the Study of the Liver (EASL) in Paris in April 2005, and more recently announced principal findings from the trial demonstrating robust viral load reduction and clear dose response.

Financial Results

The Company had revenues of $2.0 million for the fourth quarter of 2005, compared to $509,000 for the fourth quarter of 2004. Revenues for the quarter were primarily derived from the Company’s collaborations with Novartis and Roche.

Operating expenses were $6.0 million for the fourth quarter of 2005, compared to $8.2 million for the fourth quarter of 2004. This decrease was primarily attributable to the recording of a $2.2 million offset in research and development expense, which represents an estimate of Novartis’ share of ANA975 research and development expense incurred by Anadys from October 1, 2005 to December 31, 2005. The net loss applicable to common stockholders was $3.1 million for the fourth quarter of 2005, compared to $7.6 million for the same period in the prior year. Basic and diluted net loss per common share was $0.11 in the fourth quarter of 2005, compared to $0.34 for the same period in 2004.

For the year ended December 31, 2005, revenues were $4.9 million, compared to $1.8 million in 2004. Anadys reported a net loss applicable to common stockholders of $21.9 million in 2005, compared to $33.2 million in the prior year. Basic and diluted net loss per common share was $0.89 for the year ended December 31, 2005, compared to $1.92 in 2004.

Anadys finished 2005 with a cash balance of $104.9 million, compared to $33.7 million at the end of 2004.

Conference Call Webcast

Anadys will host a conference call today at 5:00 p.m. Eastern Time to discuss its fourth quarter and year-end financial results, recent highlights and upcoming milestones. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 64368968. The webcast and telephone replay will be available through March 9, 2006.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis, other serious infections, and cancer. The Company has core expertise in Toll-Like Receptor-based small molecule therapeutics and structure-based drug design coupled with medicinal chemistry. Anadys’ clinical development programs include ANA975 for the treatment of HCV and HBV and ANA380 for the treatment of HBV. In addition, Anadys’ therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the future development pathway of ANA975, the ability of Anadys’ discovery team to generate novel product candidates for disease indications with large unmet medical needs, the expectation that Anadys will file two new IND applications during 2006, the potential value of Anadys’ collaboration with Novartis, including Anadys’ receipt of potential milestone or royalty payments from Novartis and whether Anadys will exercise its co-promotion option under its agreement with Novartis, as well as Anadys’ ability to develop ANA773 as an oral therapy for the treatment of certain cancers and the completion and results to be obtained from the Phase Ib clinical trial of orally-administered ANA975. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks related to its collaborative relationships with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of effort that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended September 30, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended December 31,			Year Ended December, 31
	2005	2004		2005	2004
Revenues	$2,007		$509	$4,887	$1,762
Operating expenses
Research and development	4,064		5,904	19,977	24,173
General and administrative	1,643		1,530	6,638	5,666
Stock-based compensation	338		740	1,991	5,132

Total operating expenses	6,045		8,174	28,606	34,971
Interest income, net	971		116	1,796	230

Net loss	(3,067)		(7,549)	(21,923)	(32,979)

Accretion to redemption value of redeemable
convertible preferred stock	—		—	—	(175)

Net loss applicable to common stockholders	$(3,067)	$	(7,549)	$(21,923)	$(33,154)

Net loss per share, basic and diluted	$(0.11)		$(0.34)	$(0.89)	$(1.92)

Share used in calculating net loss per share,
basic and diluted	28,351		22,292	24,756	17,233

In connection with Anadys’ initial public offering during March 2004 outstanding shares of Series C redeemable convertible preferred stock were automatically converted into 6,761,679 shares of common stock. In addition, outstanding shares of convertible preferred stock were automatically converted into 6,519,467 shares of common stock.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities
available-for-sale	$104,851	$33,674
Other current assets	6,676	1,324
Noncurrent assets	5,449	5,951

Total assets	$116,976	$40,949

Liabilities and stockholders’ equity
Current Liabilities	$12,845	$6,997
Long-term debt	682	1,193
Other long-term liabilities	24,513	1,474
Stockholders’ equity	78,936	31,285

Total liabilities and stockholders’ equity	$116,976	$40,949